Exhibit 1.1

AMENDMENT NO. 1 TO

OPTION AGREEMENT

May 9, 2017

This Amendment No. 1 (this “Amendment”), to the Option Agreement, dated as of July 14, 2016 (the “Option Agreement”) among Arbor Realty Trust, Inc., a Maryland limited liability company (the “Parent REIT”), Arbor Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), Arbor Realty SR, Inc., a Maryland corporation (the “Sub-REIT”) and, together with Parent REIT and the Operating Partnership, the “Company”), and Arbor Commercial Mortgage, LLC, a New York limited liability company (the “Manager”), is made and entered into as of the 9th day of May, 2017, by and among the Parent REIT, the Operating Partnership, the Sub-REIT and the Manager. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Option Agreement.

WHEREAS, on February 25, 2016, the Parent REIT, the Operating Partnership and Arbor Multifamily Lending, LLC (f/k/a ARSR Acquisition Company, LLC), a Delaware limited liability company, entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Arbor Commercial Funding, LLC, a New York limited liability company, and the Manager to purchase the agency business of the Manager (the “Acquisition”);

WHEREAS, in connection with the consummation of the Acquisition, on July 14, 2016, the Parent REIT, the Operating Partnership, the Sub-REIT and the Manager entered into the Option Agreement, pursuant to which the Manager granted the Operating Partnership an irrevocable, non-transferable right (the “Option”) to (i) purchase all of the Management Business of the Manager and (ii) terminate the Management Agreement;

WHEREAS, the Parent REIT, the Operating Partnership, the Sub-REIT and the Manager desire to amend the Option Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.              Amendments to the Option Agreement.  The Option Agreement is amended as follows, effective as of the date hereof.

(a)           The third sentence of paragraph (b) of Section 1 is hereby deleted and replaced with the following:

“The Exercise Price shall be payable to the Manager in cash via a wire transfer of immediately available funds, to the account specified by the Manager at least three (3) Business Days prior to the Option Closing (as defined below).”

(b) The first sentence of paragraph (c) of Section 1 is hereby deleted and replaced with the following:

“The closing of the transactions contemplated by the Exercise Notice (the “Option Closing”) shall take place at the offices of Dechert LLP 1095 Avenue of the Americas, New York, New York 10036 at 10:00 a.m. New York City time on May 31, 2017, or at such other place or at such other time or on such other date as the Operating Partnership and the Manager mutually may agree in writing (the “Option Closing Date”).”

Section 2.              No Other Amendments.  Except as set forth in Section 1 above, all the terms and provisions of the Agreement shall continue in full force and effect.

Section 3.              Counterparts.  This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Amendment may be executed by facsimile signature or other electronic signature and such signature shall constitute an original for all purposes.

Section 4.              Successors and Assigns.  This Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, but may not be assigned by any party without the prior written consent of the other parties hereto.

Section 5.              Governing Law.  This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than section 5 1401 of the New York General Obligations Law).

[Signature Page Follows]

This Agreement is executed and delivered by duly authorized persons as of the date first above written.

ARBOR REALTY TRUST, INC.

By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	Executive Vice President

ARBOR REALTY LIMITED PARTNERSHIP

By: Arbor Realty GPOP, Inc., its general partner

By:	/s/ Ivan Kaufman
	Name:	Ivan Kaufman
	Title:	President

ARBOR REALTY SR, INC.

By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	Executive Vice President

[Signature Page to Amendment No. 1 Option Agreement]

ACCEPTED as of the date
first above written:

ARBOR COMMERCIAL MORTGAGE, LLC

By:	/s/ Ivan Kaufman
	Name:	Ivan Kaufman
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 Option Agreement]